Exhibit 10.3
EXCLUSIVE LICENSE AGREEMENT
     This Exclusive License Agreement (this “Agreement”) is entered into as of July 5, 2006 by and between Sytera II, Inc., a Delaware corporation (the “Licensor”), and Sirion Therapeutics, Inc., a North Carolina corporation (the “Licensee”).
RECITALS
     Whereas, pursuant to that certain Exclusive License Agreement, dated as of June 30, 2006 (the “Original License Agreement”), by and between Sytera, Inc., a Delaware corporation (“Sytera”), and Licensor, Licensor has been granted an exclusive, worldwide license to the Licensed Patents (as defined below) in the Field (as defined below);
     Whereas, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of July 5, 2006 (the “Merger Agreement”), by and among Licensor, Licensee, Sytera and Kenneth J. Widder, M.D., solely in his capacity as Stockholders’ Representative (as defined in the Merger Agreement), Sytera is being merged with and into Licensee at the Effective Time (as defined in the Merger Agreement), with Licensee continuing as the surviving corporation in the merger; and
     Whereas, effective as of the Effective Time, Licensor desires to grant to Licensee, and Licensee desires to receive from Licensor, an exclusive, worldwide license to sell and offer for sale the Licensed Products (as defined below) pursuant to the terms and conditions set forth in this Agreement.
     Now, Therefore, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
1. Definitions. As used in this Agreement:
     1.1 “Fenretinide” means 4-hydroxyphenyl retinamide and its active metabolite, 4-methoxyphenyl retinamide.
     1.2 “Field” means the treatment or prevention of diabetes.
     1.3 “License” means the exclusive license granted to Licensee in Section 2.
     1.4 “Licensed Patents” means: (i) the patents and patent applications relating to Fenretinide listed in Exhibit A; (ii) all patents issuing or claiming priority from any of the patents and patent applications listed in Exhibit A including continuations, continuations-in-part, divisionals, reexaminations, reissues, and extensions thereof, and foreign counterparts, and substitutions of the patents and patent applications listed in Exhibit A whether or not such patent applications or patents exist as of the date of this Agreement; and (iii) all other patents and patent applications exclusively licensed to Licensor pursuant to the Original License Agreement.

     1.5 “Licensed Product” means any product, or component thereof, relating to the Field that: (i) would infringe one or more claims of a Licensed Patent but for the License; (ii) is identical or substantially identical in composition, formulation or dosage to any Product marketed by Licensee outside the Field; and (iii) has been manufactured by or on behalf of the Licensor.
     1.6 “Product” means any preparation that contains Syt101 as an active ingredient for sale by prescription, over-the-counter or any other method.
     1.7 “Syt101” means Fenretinide, including any active metabolite or prodrug of Fenretinide or any hydrate, conjugate, salt, ester, amide, solvate, cocrystal, isomer, polymorph, analogue or other derivative of any of the foregoing.
2. License Grant; License Fee. Subject to the terms and conditions of this Agreement, including, without limitation, Licensee’s payment of the License Fee (as defined below), at and effective as of the Effective Time, Licensor hereby grants to Licensee an exclusive, worldwide license (without the right to sublicense) under the Licensed Patents to sell and offer to sell the Licensed Products (the “License”). In consideration of the License granted to Licensee pursuant to this Section 2, Licensee shall pay to Licensor at the Effective Time, as a one-time license fee, an amount in cash equal to $4,379.60 (the “License Fee”).
3. Additional Terms of License.
     3.1 Term of License. The License will remain in effect until all Licensed Patents have expired or been abandoned; provided, however, that Licensor may terminate the License, effective immediately upon written notice to Licensee, in the event that: (i) the Sytera Rights (as defined in the Merger Agreement) are transferred or required to be transferred by Licensee to Licensor in accordance with Section 1.5(h) of the Merger Agreement; or (ii) Licensee breaches any provision of this Agreement or the Merger Agreement and does not cure such breach within fifteen (15) days after receiving written notice thereof.
     3.2 Restrictions on Licensor. Given that the License is being granted on an exclusive basis, at all times during the term of the License specified in Section 3.1, Licensor agrees not to sell or offer to sell any Licensed Product and not to grant to any third party any rights of any kind concerning the Licensed Patents for the sale of the Licensed Products.
4. Consulting Services.
     4.1 Projects. Subject to the terms and conditions of this Agreement, including, without limitation, Licensee’s payment of the Consulting Fee (as defined below), Licensee hereby engages Licensor, and Licensor hereby accepts the engagement by Licensee, effective as of the Effective Time, to act as a nonexclusive consultant to Licensee for a period of one (1) year following Effective Time (the “Consulting Term”). In its capacity as such nonexclusive consultant to Licensee, Licensor shall perform such services relating to the exploitation of Licensee’s rights under the License (each, a “Project”) as are requested from time to time during the Consulting Term by Licensee (collectively, the “Services”); provided, however, that: (i) prior to Licensor’s becoming obligated to perform any individual Project, the parties shall mutually agree upon and set forth in writing the scope of the Project, the timing for completion of the Project and the relative rights of each party with respect to any intellectual property resulting

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from the performance of such Project; and (ii) Licensor shall not be obligated to spend in excess of one hundred (100) hours in the aggregate in performing the Services. Licensor shall perform all Services in a professional manner, using a degree of skill and care at least consistent with industry standards.
     4.2 Consulting Fee. As compensation for the Services, Licensee shall pay to Licensor at the Effective Time, as a one-time consulting fee, an amount in cash equal to $190,000.00 (the “Consulting Fee”).
5. Representations and Warranties of Licensor. In connection with the transactions contemplated by this Agreement, Licensor represents and warrants to Licensee as follows:
     5.1 Organization and Authority. Licensor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of Licensor, its officers, directors and stockholders necessary for: (i) the authorization, execution and delivery of this Agreement; and (ii) the performance of Licensor’s obligations under this Agreement, including, without limitation, the License, has been taken or will be taken prior to the Effective Time.
     5.2 Valid Agreement. This Agreement constitutes the valid and legally binding obligations of Licensor, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     5.3 No Conflict. Neither the execution of this Agreement, nor the consummation by Licensor of the transactions contemplated by this Agreement, including, without limitation, the License, will contravene Licensor’s certificate of incorporation or bylaws or constitute a violation of or default under, or conflict with or require a consent under, any contract, commitment, agreement, understanding, arrangement, restriction, law, statute, rule, regulation, judgment, order, injunction, suit, action or proceeding of any kind to which Licensor is a party or by which Licensor or any of its assets is bound.
6. Representations and Warranties of Licensee. In connection with the transactions contemplated by this Agreement, Licensee represents and warrants to Licensor as follows:
     6.1 Organization and Authority. Licensee is duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of Licensee, its officers, directors and shareholders necessary for: (i) the authorization, execution and delivery of this Agreement; and (ii) the performance of Licensee’s obligations under this Agreement, including, without limitation, the payment of the License Fee, has been taken or will be taken prior to the Effective Time.
     6.2 Valid Agreement. This Agreement constitutes the valid and legally binding obligations of Licensee, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general

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application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     6.3 No Conflict. Neither the execution of this Agreement, nor the consummation by Licensee of the transactions contemplated by this Agreement, including, without limitation, the payment of the License Fee, will contravene Licensee’s articles of incorporation or bylaws or constitute a violation of or default under, or conflict with or require a consent under, any contract, commitment, agreement, understanding, arrangement, restriction, law, statute, rule, regulation, judgment, order, injunction, suit, action or proceeding of any kind to which Licensee is a party or by which Licensee or any of its assets is bound.
7. Miscellaneous.
     7.1 Further Assurances. In addition to the actions, documents and instruments specifically required pursuant to this Agreement to be taken or delivered by the parties hereto, each party hereto shall, without further consideration, use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective affiliates to, take such other actions, and execute and/or deliver such other certificates, documents and instruments, as the other party hereto or its counsel may reasonably request in order to effectuate the transactions contemplated by this Agreement.
     7.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient or, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at each such party’s address set forth on the signature page hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 7.2).
     7.3 Expenses. Each of Licensor and Licensee shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein.
     7.4 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     7.5 Severability. If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable law, the parties agree to promptly renegotiate such provision in good faith. In the event that the parties cannot reach a mutually

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agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     7.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws.
     7.7 Assignment. Each party may not assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement to any third party, without the other party’s prior written consent. Any attempted assignment or delegation without such consent will be null and void. Notwithstanding the foregoing, either party may assign this entire Agreement or any of its rights hereunder, without the other party’s consent: (i) to any of the assigning party’s affiliates; or (ii) to a third party in connection with the sale of all or substantially all of the assets or business of the assigning party, whether by merger, sale of assets, sale of stock, or otherwise. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     7.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all of the parties hereto.
     7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LICENSOR:		LICENSEE:

Sytera II, Inc.		Sirion Therapeutics, Inc.

By:	/s/ Kenneth J. Widder	By:	/s/ Barry Butler

	Kenneth J. Widder, M.D.		Barry Butler
	Chairman and Chief Executive Officer		Chairman and Chief Executive Officer

Address:	505 Coast Boulevard South	Address:	3110 Cherry Palm Drive

	Suite 412		Suite 350

	La Jolla, California 92037		Tampa, Florida 33610